Exhibit 10(c)
BRINKER INTERNATIONAL, INC.
PERFORMANCE SHARE PLAN

Pursuant to Section 3 of the Brinker International, Inc. Stock Option and Incentive Plan (the “SOIP”), the Compensation Committee of the Board of Directors of Brinker International, Inc. (the “Committee”) may grant stock awards subject to such conditions, restrictions and contingencies as the Committee may determine.
The Brinker International, Inc. Performance Share Plan (the “Plan”) is hereby adopted pursuant to the Committee’s authority under the SOIP to provide greater incentive to officers and key employees of Brinker International, Inc. (the “Company”) and its affiliates to achieve the highest level of individual performance and to encourage such officers or key employees to meet or exceed specified performance goals in order to contribute to the overall success of the Company.
The Plan is in all respects subject to the provisions of the SOIP.
1.    Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in the Plan will have the meaning set forth in the SOIP. For purposes of the Plan, the terms listed below are defined as follows:
a.    Adjusted EBITDA. The term “Adjusted EBITDA” means the annual earnings before interest, taxes, depreciation and amortization for the Company, adjusted to exclude items recorded in the Company’s “Other Gains and Charges” caption on the consolidated statement of comprehensive income and further adjusted as set forth in the Appendix to this Plan.
b.    Beginning Average Stock Value. The "Beginning Average Stock Value” for the Company and each Member shall equal its average Daily Closing Stock Price over the ten (10) trading days ending immediately prior to the first day of the Performance Period times the sum of one share of stock and any accumulated shares in the Company and each Member, assuming any dividends during this period were reinvested in additional shares of the issuing company’s stock on the ex-dividend date.
c.    Cause. The term “Cause” means one or more of the following as determined by the affirmative vote of at least a majority of the Board or executive committee thereof:
(i)    An act of fraud, misappropriation, embezzlement, theft or falsification of Company records by the Participant in connection with the Company or a Related Company;
(ii)    Gross mismanagement or gross neglect of the Participant’s duties to the Company or a Related Company;
(iii)     A material breach of the Company’s written policies (such as the Company’s code of conduct), including unethical conduct, violation of law, acts of violence or threats of violence or other inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability;
(iv)    Commission of an act or omission which causes the Participant or the Company to be in violation of federal or state securities laws, rules or regulations; or

(v)    Conviction of the Participant by a court of competent jurisdiction of a felony.
d.    Change in Control. The term “Change in Control” means:
(i)    a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)    the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)    the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three-year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
e.    Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
f.    Comparison Group. “Comparison Group” is defined as the S&P 1500 Hotels, Restaurants and Leisure Index as of the end of the Measurement Period, or a similar index selected by the Committee if such index no longer exists. For clarification purposes, in the event a company included in the S&P 1500 Hotels, Restaurants and Leisure Index as of the beginning of the Measurement Period is no longer part of the index at the end of the Measurement Period as a result of a merger, acquisition or business combination transaction then such company will not be included in the Comparison Group.
g.    Daily Closing Stock Price. “Daily Closing Stock Price” is defined as the stock price of a Member at the close of trading of the National Exchange on which the stock of the Member is traded.
h.    Disability. Except as otherwise provided by the Committee, the Participant will be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
i.    Distribution Percentage. “Distribution Percentage” means the percentage of a Participant’s target number of Performance Shares earned and to be distributed at the end of the Performance Period, as calculated pursuant to this Plan.
j.    Ending Average Stock Value. The “Ending Average Stock Value” for the Company and each Member shall equal its average Daily Closing Stock Price over the ten (10) trading days ending on the last day of the Performance Period times the sum of one share of stock plus any accumulated shares in the Company and each Member, assuming any dividends since the first day of the Performance Period were reinvested in additional shares of the issuing company’s stock on the ex-dividend date.
k.    Executive Participant. The term “Executive Participant” means a Participant who is the Chief Executive Officer of the Company or any executive vice president or senior vice president of the Company at the time an Award is granted to such Participant.
l.    Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)    One or more of the following facts and circumstances exist: (A) a reduction in the Executive Participant’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Executive Participant’s target annual bonus opportunity; (C) a relocation of the principal location at which the Executive Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in the Executive Participant’s title, reporting relationship, authority, duties or responsibilities; or (F) in the case of an Executive Participant who is the Chief Executive Officer of the Company only, a failure of any successor to the Company to nominate the Executive Participant for election by shareholders to the successor company’s board of directors; and
(ii)    the Executive Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
m.    Measurement Period. The term “Measurement Period” means a period of three consecutive Company fiscal years beginning at the start of the fiscal year in which the Plan is approved, unless the Committee designates a different Measurement Period in writing prior to granting an Award pursuant to the Plan; provided, however, that in the event of a Change in Control, the Measurement Period will end on the effective date of the Change in Control.
n.    Member. “Member” means a company included in the Comparison Group as of the beginning of the Measurement Period.
o.    National Exchange. “National Exchange” is defined as the New York Stock Exchange (NYSE), the National Association of Stock Dealers and Quotes (NASDAQ), or the American Stock Exchange (AMEX), or a generally recognized successor-in-interest if any such exchange no longer exists.
p.    Participant. The term “Participant” means an individual who has been granted an Award under this Plan.
q.    Percentile Rank. The Company’s “Percentile Rank” relative to the Comparison Group will be determined by ranking the Members (including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding;

“N” represents the number of Members as of the end of the Performance Period (including the Company); and

“R” represents the rank of the Company’s TSR among the Members.
Example: If there are 40 Members at the end of the Performance Period and the Company’s TSR ranked 15h within the Comparison Group, its TSR would be at the 65th percentile: 0.65 = (41 – 15) / (41 – 1).
r.    Performance Period.     The term “Performance Period” means a period of three consecutive Company fiscal years, or such other period as the Committee designates in writing prior to granting an Award pursuant to the Plan, beginning on the date described in a Participant’s Award. The Performance Period with respect to an Award will commence at the same time as the corresponding Measurement Period for the Award. The Performance Period and Measurement Period for an Award will run for the same duration unless a Change in Control occurs during the Performance Period, in which case the Measurement Period, but not the Performance Period, will end as of the effective date of the Change in Control.
s.    Performance Share. The term “Performance Share” means the right to receive a share of Stock upon satisfaction of the performance metrics and/or other requirements established by the Committee.
t.    Retirement Eligible. A Participant is “Retirement Eligible” if the Participant meets or will meet by the end of the Performance Period, either of the following: (i) the Participant has satisfied the Rule of 70 and is at least age 55 or (ii) the Participant is at least age 65 regardless of satisfaction of the Rule of 70.
u.    Rule of 70. The term “Rule of 70” means that the sum of the Participant’s age and the Participant’s years of continuous service with the Company or a Related Company (measured from a Participant’s most recent date of hire or rehire only and taking into account partial years) equals or exceeds 70.
v.    Target Adjusted EBITDA. The term “Target Adjusted EBITDA” means Adjusted EBITDA of the Company, subject to adjustments set forth in the Appendix. The Target Adjusted EBITDA is determined by the Board.
w.    Total Shareholder Return. “Total Shareholder Return” or “TSR” shall be calculated using the equation below:

TSR =	Ending Average Stock Value	- 1
Beginning Average Stock Value

2.    Performance Shares.
a.    Awards. A Participant will receive a grant of a target number of Performance Shares determined by the Committee, which will be set forth in the Participant’s award letter or other notification (an “Award”) together with the amount determined by the Board to be the Target Adjusted EBITDA for the Company.
b.    Achieved Shares. Subject to the other terms and conditions of this Plan, the number of a Participant’s Performance Shares that will be earned under any Award (“Achieved Shares”) will be calculated at the end of the Measurement Period by multiplying the Participant’s target number of Performance Shares by the applicable Distribution Percentage. The applicable Distribution Percentage is determined by the Committee based on the Company’s Adjusted EBITDA for the last year of the Measurement Period compared to the applicable Target Adjusted EBITDA for the last year of the Measurement Period. The Distribution Percentage for achieving the Target Adjusted EBITDA is 100%. The Board shall also designate a “Minimum” and “Maximum” level of Adjusted EBITDA achievement relative to the Target Adjusted EBITDA. If Adjusted EBITDA for the last year of the Measurement Period is less than the Minimum, the Distribution Percentage shall be 0%, and the Distribution Percentage for achieving the Maximum level (or greater) shall be 200%. The Distribution Percentage between the Minimum and Target Adjusted EBITDA values will be measured on the payout slope approved by the Board between such values. The Distribution Percentage between the Target Adjusted EBITDA and Maximum values will be measured on the payout slope approved by the Board between such values.
c.    Modifier. At the end of the Measurement Period, the Members of the Comparison Group and the Company will be ranked by their TSR performance during the Measurement Period, from highest to lowest. The Distribution Percentage as determined under Section 2(b) above will be modified, as applicable, by multiplying such Distribution Percentage by the modifier, if any, corresponding to the Company’s Percentile Rank within the Comparison Group at the end of the Measurement Period, as specified in the table below. In no event will the Distribution Percentage exceed 200% after any applicable modification.

Company’s TSR Rank	Modifier
At or above the 75th percentile	1.25
Between the 75th and 25th percentile	No Modifier
At or below the 25th percentile	0.75
d.    Adjustments to Rankings of the Comparison Group.
(i)    If any Member was not listed on a National Exchange for the full Measurement Period (e.g., as a result of an initial public offering for such Member occurring during the Measurement Period), then such Member shall be excluded from the Comparison Group. For clarification purposes, a Member shall be included in the Comparison Group even if the Member was not a part of the Comparison Group at the beginning of the Measurement Period so long as the Member was listed on a National Exchange for the full Measurement Period.
(ii)    In the event a Member completes a merger, acquisition or business combination transaction during the Measurement Period of another Member or any other entity, the surviving entity shall remain a Member if the surviving entity remains a part of the Comparison Group as of the end of the Measurement Period. The acquired company’s performance before the merger, acquisition or business combination transaction shall not impact the calculation of the surviving Member’s TSR.
(iii)    In the event of a bankruptcy and a delisting of a Member that was part of the S&P 1500 Hotels, Restaurants and Leisure Index as of the beginning of the Measurement Period, such Member will remain in the Comparison Group and shall have a TSR for the entire Measurement Period equal to -1.
(iv)    In the event of a stock distribution from a Member consisting of the shares of a new publicly-traded company (a “spin-off”), the Member shall remain a Member so long as it continues to be part of the Comparison Group as of the end of the Measurement Period and the stock distribution shall be treated as a dividend from the Member based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
3.    Earning Achieved Shares.
a.    General Rule. In order to earn the Achieved Shares under the Plan, a Participant must remain continuously employed by the Company or a Related Company through the last day of the applicable Performance Period, except as otherwise specifically provided in this Plan.
b.    Death or Disability, Notwithstanding Section 3(a), if a Participant’s employment with the Company and its Related Companies terminates prior to the last day of the Performance Period due to the Participant’s death or by the Company due to the Participant’s Disability, the Participant (or the Participant’s beneficiary determined in accordance with Section 10) will earn a portion of the Participant’s Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Participant was employed by the Company or a Related Company during the Performance Period, divided by the total number of complete months in the Performance Period.
c.    Retirement Before Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and its Related Companies prior to the last day of the Performance Period, and as of the date of the termination the Participant has (i) has satisfied the Rule of 70, (ii) is at least age 55 but not yet age 60 and (iii) if such Participant is an Executive Participant he or she has provided an Executive Notice at least 12 months prior to the actual termination date, the Participant will earn, as of the date of termination, a portion of the Achieved Shares (as determined pursuant to Section 2 at the end of the Measurement Period assuming the Participant continued to be employed until the end of the Measurement Period), if any, calculated based on the number of complete months that the Participant was employed by the Company or a Related Company during the Performance Period, divided by the total number of complete months in the Performance Period.
d.    Retirement at or After Age 60. Notwithstanding Section 3(a), if a Participant ceases to be employed with the Company and its Related Companies prior to the last day of the Performance Period, and as of the date of the termination the Participant (i) (A) has satisfied the Rule of 70 and is at least age 60, or (B) is at least age 65 regardless of satisfaction of the Rule of 70, and (ii) if such Participant is an Executive Participant he or she either has provided an Executive Notice at least 12 months prior to the actual termination date or is involuntarily terminated without Cause, the Participant will earn, as of the date of termination, all of the Achieved Shares (as determined pursuant to Section 2 at the end of the Measurement

Period assuming the Participant continued to be employed until the end of the Measurement Period), if any.
e.    Involuntary Termination.
(i)    Involuntary Terminations without Cause Not Following a Change in Control. Notwithstanding Section 3(a), if a Participant is involuntarily terminated for a reason other than for Cause prior to the last day of the Performance Period, the Participant will earn, as of the date of termination from employment, except as otherwise provided below, a portion of the Participant’s Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Participant was employed by the Company or a Related Company during the Performance Period, divided by the total number of complete months in the Performance Period.
(ii)    Certain Involuntary Terminations without Cause or Terminations (by Executive Participants only) for Good Reason Following a Change in Control. Notwithstanding Sections 3(a) and 3(e)(i), in the event there has been a Change in Control during the Performance Period and the Awards were not earned as of the effective date of the Change in Control pursuant to Section 3(f), then if a Participant is involuntarily terminated for a reason other than Cause or if an Executive Participant terminates for Good Reason following the Change in Control and prior to the last day of the Performance Period, the Participant will earn, as of the date of termination, all of the Participant’s Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, if any.
f.    Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control while the Participant remains in employment, if the Awards are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, each Participant will earn, as of the effective date of the Change in Control, the Achieved Shares determined for the Participant at the end of the Measurement Period pursuant to Section 2, but in no event less than 100% of the target number of the Participant’s Performance Shares. After a Change in Control, references to the “Company” as they relate to this Plan shall refer to the successor entity.
g.    Most Favorable Provision Applies. For the avoidance of doubt, if two or more of Sections 3(b) through 3(f) above apply, then the applicable Section that results in the Participant earning the greatest number of Achieved Shares shall control.
4.    Forfeiture. Except as otherwise provided in Section 3, if a Participant ceases to be employed by the Company or any Related Company prior to the last day of the Performance Period, the Participant will immediately forfeit the Performance Shares and all interest in the Award as of the date of the Participant’s termination and the Participant will not be entitled to receive any payment with respect to the Performance Shares. Notwithstanding any provision of the Plan to the contrary, the Participant will forfeit any Performance Shares immediately and without notice upon (A) the termination of the Participant’s employment for Cause or (B) the Participant’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Related Company. Furthermore, and notwithstanding Section 3, if subsequent to the Participant’s retirement or termination of employment with the Company or any Related Company (other than due to a termination following a Change in Control without Cause or for Good Reason, as applicable) and prior to the end of the Performance Period, the Participant becomes employed by, consults with, and/or participates as an officer, director, employee, independent contractor, adviser, consultant, partner, principal, or shareholder (with more than five percent (5%) equity) with any entity which owns and/or operates (either directly or indirectly) or is engaged, or planning to be engaged (either directly or indirectly) in the ownership and /or operation of any “Competitor Company” as defined below or any successor thereto or any entity under common control with a Competitor Company , then the Participant’s Award (including any vested portion) will be immediately forfeited and, to the extent Stock or other applicable consideration has been issued to the Participant in settlement of the Award, to the extent permissible under applicable law, the Participant shall be required to immediately return such consideration to the Company. A “Competitor Company” shall mean a company that operates any of the following directly or indirectly:

1.    Applebee's
2.    Beef O'Brady's
3.    Bertucci's
4.    BJ's Restaurants
5.    Bravo Italian Kitchen
6.    Brio Tuscan Grille
7.    Bubba’s 33
8.    Buca di Beppo
9.    Buffalo Wild Wings
10.    California Pizza Kitchen
11.    Carino's Italian Grill
12.    Carraba's Italian Grill
13.    Cheddar's Scratch Kitchen
14.    Cheesecake Factory
15.    Chuy's
16.    Hooters
17.    Houlihans
18.    Houston's/Hillstone
19.    Il Fornaio
20.    Lazy Dog
21.    Longhorn Steakhouse
22.    Miller's Ale House
23.    North Italia
24.    O'Charleys
25.    Olive Garden
26.    On The Border
27.    Outback Steakhouse
28.    P.F. Chang’s
29.    Red Robin
30.    Romano's Macaroni Grill
31.    Ruby Tuesday
32.    Saltgrass Steak House
33.    Texas Roadhouse
34.    TGI Fridays
35.    True Food Kitchen
36.    Uno Chicago Grill
37.    Wingstop
38.    Yard House
5.    Payment of Earned Achieved Awards.
a.    Each earned Achieved Share will entitle a Participant to receive one share of Stock (or other consideration of equal value, as determined by the Committee, in the event payment is made following a Change in Control).
b.    Subject to Section 6 and except as provided below, shares of Stock (or other consideration, as applicable) with respect to earned Achieved Shares will be issued to each Participant in payment of an Award during the 60-day period immediately following the conclusion of the applicable Performance Period.
c.    Notwithstanding Section 5(b), subject to Section 6, in the event a Participant has a termination of employment described in Section 3(b) or 3(e) herein and the Participant does not meet the definition of Retirement Eligible, shares of Stock (or other consideration, as applicable) with respect to earned Achieved Shares will be issued to such Participant in payment of an Award during the 60-day period immediately following the conclusion of the Performance Period.
d.    The Company will issue a like number of shares of Stock (or other consideration, as applicable) to the Participant, and the Participant will own such shares of Stock (or other consideration, as applicable) free of all restrictions described herein except Section 4 and Section 9. A Participant will not have the right to designate the taxable year of payment. At no time prior to the end of the Performance Period will any Stock (or other consideration, as applicable) be issued pursuant to an Award except as specifically provided herein.

6.    Section 409A.
a.    Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from, or comply with, Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its Related Companies or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.    Notwithstanding the foregoing or any other provision of this Plan to the contrary, if at the time of a Participant's “separation from service” (within the meaning of Code Section 409A), the Participant is a "Specified Employee," then the Company will defer the payment of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a "Specified Employee" for purposes of this Plan if, on the date of the Participant's separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a "Specified Employee" and the application of and effects of the change in such determination.
c.    Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
7.    Dividends and Dividend Equivalents. A Participant will have no voting rights or dividend rights with respect to the Performance Shares or any shares of Stock underlying the Performance Shares until payment of earned Achieved Shares in accordance with Section 5 and then only with respect to earned Achieved Shares. No Participant will be entitled to receive any cash dividends or dividend equivalents with respect to Performance Shares until payment of earned Achieved Shares and then only with respect to earned Achieved Shares. However, at the same time that shares of Stock are issued under Section 5 or Section 6, the Participant (or the Participant’s beneficiary determined in accordance with Section 10) will also receive a lump sum cash payment equal to the amount of cash dividends paid by the Company that were declared prior to payment of earned Achieved Shares (but in no event later than the end of the Performance Period) on the number of shares of Stock issued to the Participant (or the Participant’s beneficiary).
8.    Capital Adjustments and Reorganizations. The number of Performance Shares covered by an Award will be subject to equitable adjustment, as determined by the Committee,

to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.
9.    Clawback Provisions. In all appropriate cases described in this Section 9, the following remedies shall be available to the Board and the Committee to the extent permitted by applicable law (the “Remedies”) with respect to the Participant, provided that as of the Award Date or at the time of such actions or inactions, the Participant is an officer of the Company: (i) the Board or Committee may require reimbursement of any compensation paid to the Participant under the Award or these Award Terms (including through the return of a number of shares of Stock issued under these Award Terms or the value of such shares as well as the return of any cash amounts paid in respect of dividend equivalents under these Award Terms, without regard to whether the Participant continues to own or control such previously delivered shares of Stock and, for the avoidance of doubt, the Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer), (ii) the Board or Committee may cause the cancellation of these Award Terms or any other then outstanding equity award held by such Participant, (iii) the Board or Committee may seek reimbursement of any gains realized on the Stock attributable to these Award Terms or any other equity compensation award granted by the Company to the Participant, and (iv) the Company may dismiss the Participant, authorize legal action, or take such other action to enforce the Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Board and the Committee will not seek to recover Stock or other compensation as detailed above paid or settled more than three years prior to the date the applicable restatement or egregious conduct is disclosed, as applicable. The Board or Committee may in its discretion forego any Remedies if the aggregate direct costs of seeking recovery from the Participant are expected to exceed the amount sought to be recovered or, in the case of egregious misconduct, if it otherwise determines appropriate in its sole discretion.
Notwithstanding the foregoing or the factors set forth below, the Company may implement new or revised policies to recover, or claw back, erroneously awarded incentive-based compensation from current and former Executive Officers (“New Clawback Policies”) and the Company shall be entitled to all of the Remedies under this Plan with respect to Executive Officers on the conditions set forth in the New Clawback Policies, which may include policies to claw back any erroneously awarded incentive-based compensation paid under this Plan in the event of an accounting restatement, regardless of whether the Executive Officer had any responsibility for the causes of the restatement.
a.    Financial Misconduct. If the Board or the Committee has determined that any fraud, negligence, or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including (i) whether the restatement was the result of fraud, negligence, or intentional misconduct by the Participant and the extent to which such conduct contributed to the need for restatement, (ii) the amount of any incentive compensation that was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and (iii) the amount of any bonus or incentive compensation that would have been awarded to the Participant had the financial results been properly reported.

b.    Egregious Conduct. If the Board or the Committee has determined that egregious conduct of the Participant is substantially detrimental to the Company, the Board or the Committee may take such action as it deems necessary to remedy the misconduct and prevent its recurrence. “Egregious conduct” shall mean any act or omission which would constitute Cause for termination, and such egregious conduct is “substantially detrimental to the Company” if it causes substantial harm to the Company (financially, reputationally or otherwise) or exposes the Company to substantial legal liability. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including the following: (i) the amount of compensation received by the Participant that exceeds the amount of compensation that otherwise would have been received or granted had the Participant’s conduct been known; (ii) the relative fault or degree of involvement by the Participant; (iii) the relative impact of the Participant’s conduct on the Company; and (iv) any other facts and circumstances determined relevant by the Board or the Committee, in its sole discretion.
10.    Heirs and Successors. This Plan will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the SOIP, any consideration or other benefits distributable to a deceased Participant under this Plan will be distributed to the beneficiary designated by the Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete distribution of consideration or other benefits due under this Plan, the consideration or other benefits to be distributed under this Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary.
11.    Taxes, Transaction Costs and Withholding. A Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting/earning and payment of an Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock or other applicable consideration that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or other applicable consideration to the Participant (or to the Participant’s beneficiary).
12.    Administration. The authority to interpret and administer the terms and conditions of the Plan will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the SOIP. Any interpretation of the Plan by the Committee and any decision made by it with respect to the Plan is final and binding.
13.    Relation to SOIP. Notwithstanding anything in the Plan to the contrary, the terms of the Plan will be subject to the terms of the SOIP, a copy of which may be obtained from the office of the Secretary of the Company. Any amendment to the SOIP will be deemed to be an amendment to the Plan to the extent that the amendment is applicable hereto.
14.    No Employment Contract. Nothing contained in the Plan will (a) confer upon a Participant any right to be employed by or remain employed by the Company or any Related

Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of a Participant.
15.    Unfunded Plan. It is the Company’s intention that the Plan be unfunded. The Company is not required to set aside any assets for payment of the benefits provided under the Plan, and no Participant will have a security interest in any Award.
16.    Governing Law. The interpretation, performance, and enforcement of the Plan will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.
[Remainder of page intentionally left blank.]

Appendix to the Brinker International, Inc. Performance Share Plan
The Target Adjusted EBITDA and the calculation of Adjusted EBITDA will reflect the following adjustments as determined appropriate by the Committee to the extent such items are not already in the Company’s “Other Gains and Charges” caption on the consolidated statement of comprehensive income.
(a)    Accounting Changes. Adjusted EBITDA will be adjusted to neutralize any impacts associated with changes in accounting principles pursuant to accounting pronouncements adopted during the Measurement Period.
(b)    Compensation Plan Expense. For purposes of Adjusted EBITDA, the expense related to any performance share plans (including any stock option plans) of the Company (or awards thereunder) (the “Applicable Performance Share Plans”), and any profit sharing plans of the Company (the “Applicable Profit Sharing Plans”), will be determined as follows: (i) the expense with respect to each Applicable Performance Share Plan will be equal to the planned expense at 100% achievement with respect to such plan as of the beginning of each applicable measurement period thereunder; and (ii) the expense with respect to each Applicable Profit Sharing Plan will be equal to the planned expense at 100% achievement with respect to such plan for each performance year (or other applicable performance period) thereunder, all as determined by the Committee in its sole discretion. For clarification, Adjusted EBITDA will neither (i) be reduced by higher expenses associated with achievement above target, or (ii) receive the benefit of lower expenses associated with achievement below target with respect to any Applicable Performance Share Plans or Applicable Profit Sharing Plans.
(c)    Unplanned Brand or Business Dispositions. Any one-time profit or loss associated with the disposition or sale of a brand or business will be excluded from the Adjusted EBITDA calculation. Associated disposition costs, including but not limited to transaction, transition, disintegration or restructuring will be excluded from the Adjusted EBITDA calculation. Target Adjusted EBITDA will be adjusted as of the transaction date to neutralize the impact of the disposition by excluding from Target Adjusted EBITDA the expected profit from the disposed brand or business for the period after the transaction.
(d)    Unplanned Brand or Business Acquisition. Acquisition costs associated with the purchase of a brand or business, including but not limited to transaction, transition, integration or restructuring, will be excluded from the Adjusted EBITDA calculation. At the time of an unplanned brand or business acquisition other than an immaterial acquisition of the Company’s franchise restaurants, the Committee will adjust the Target Adjusted EBITDA to account for increases in expected Adjusted EBITDA from the acquisition and may consider such factors as it deems appropriate, such as the cost of acquisition capital, historical performance and potential synergies. All EBITDA from the acquisition shall then be included in the actual Adjusted EBITDA calculation after the Target Adjusted EBITDA is adjusted.
(e)    Refranchised Restaurants. Any gain or loss from refranchising transactions will be excluded from the Adjusted EBITDA calculation. Target Adjusted EBITDA will be adjusted to neutralize the impact of the disposition of the refranchised restaurants by excluding the expected profit from the refranchised restaurants less recorded royalties.
(f)    External Events. Adjusted EBITDA will be adjusted to neutralize the impact (net of insurance recoveries, if any) of extraordinary, non-recurring events (such as, but not limited to, natural disasters, terrorist attacks, pandemics, government mandated dining room closures or capacity restrictions, industry-wide food-borne illness).
[End of document.]